Exhibit 5.1

January 18, 2013

Recovery Energy, Inc.
1900 Grant Street, Suite 720
Denver, CO 80203

Ladies and Gentlemen:

We have acted as counsel to Recovery Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the 1,600,000 shares of common stock, par value $0.0001 per share, proposed to be offered by the Company to the holders of an aggregate principal amount of $5,000,000 of the Company’s 8% Senior Secured Debentures due February 8, 2014 (the “Debentures”) as interest payments and in the event of conversion of the Debentures (the “Issuer Shares”), and 30,096 shares of common stock, par value $0.0001 per share (the “Selling Shareholder Shares” and together with the Issuer Shares, the “Shares”) issued previously on a restricted basis to holders of the Debentures as interest payments and being registered for resale on behalf of such holders.

In rendering the opinion set forth below, we have examined the Registration Statement.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that

1.	The Issuer Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

2.	The Selling Shareholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Very truly yours, /s/ DAVIS GRAHAM & STUBBS LLP DAVIS GRAHAM & STUBBS LLP